Exhibit 3.108

LIMITED PARTNERSHIP AGREEMENT

We, Kimball Hill, Inc., an Illinois corporation (herein along with all subsequently admitted general partners which are admitted in accordance with the terms and conditions of this Agreement and all successors and assigns are called the “General Partner”) and Kimball Hill Texas Investment Company, L.L.C. (herein along with all subsequently admitted limited partners which are admitted in accordance with the terms and conditions of this Agreement and all successors and assigns are called the “Limited Partner” and the “Limited Partners”), hereinafter the General Partner and the Limited Partners are collectively called the “Partners”, enter into this Limited Partnership Agreement effective the 11th day of November, 1999.

ARTICLE I

FORMATION

1.1           The parties hereto hereby form a limited partnership (the “Partnership”) under and pursuant to the Texas Revised Limited Partnership Act (the “TRLPA”).

1.2           The parties shall immediately execute a Certificate of Limited Partnership, and cause such a certificate to be filed with the Secretary of State of the State of Texas and thereafter, execute and cause to be filed and otherwise published, such original or amended certificates evidencing the formation and operation of the Partnership whenever the same may be required under the laws of the State of Texas and of any other state where the Partnership shall determine to do business. The General Partner is hereby authorized and empowered by the Limited Partners to prepare, file and publish either the original or any amended or modified Certificates of Limited Partnership as may be necessary or desirable and each Limited Partner specifically designates and appoints the General Partner, for and on his behalf as his attorney for the exclusive purpose of signing and attesting to such original or amended Certificates of Limited Partnership.

1.3           The General Partner is hereby authorized and empowered by the Limited Partners to prepare, execute and cause to be filed an application for registration as a limited liability partnership with the Secretary of State of the State of Texas and thereafter, execute and cause to be filed and otherwise published, such original or amended applications evidencing the registration of the Partnership whenever the same may be required under the laws of the State of Texas and of any other state where the Partnership shall determine to do business. The General Partner is hereby authorized and empowered by the Limited Partners to prepare, file and publish either the original or any amended or modified application for registration as a limited liability partnership as may be necessary or desirable and each Limited Partner specifically designates and appoints the General Partner, for and on his behalf as his attorney for the exclusive purpose of signing and attesting to such original or amended application.

1.4           The purposes for the Partnership shall be:

(A)          To engage in the business of constructing and marketing residential structures;

(B)           To engage in any lawful business or activity for which limited partnerships may be formed under the TRLPA as may be determined from time to time by the General Partner, in its sole discretion; it being provided however, that nothing in this Article is to be construed as authorizing the Partnership to transact any business in any state, or to engage in any activity in any state which cannot lawfully be engaged in by a limited partnership formed, organized and/or registered as the Partnership may be from time to time in such state; and

(C)           Such other activities as may be necessary, advisable, or convenient to the promotion or conduct of the business of the Partnership, as may be determined by the General Partner, in its sole discretion.

ARTICLE II

NAME AND PLACE OF BUSINESS

2.1           The name of the Partnership shall be RIVER OAKS HOMES, LLP. The business of the Partnership shall be conducted under such name and under such variations of this name as may be necessary to comply with the law of other states within which the Partnership may do business or make investments, including any designations necessary to comply with any registration requirements for limited liability partnerships (the “Partnership Name”).

The General Partner shall promptly execute and duly file with the proper offices in each state in which the Partnership may conduct business one or more certificates as required by the Fictitious Name or Assumed Name Act or similar statute in effect as to each such state in which such business is so conducted.

The Partnership may conduct business under the Partnership Name or any other name which has been properly registered in the state in which the Partnership is conducting business, including assumed names and any required special limited liability partnership designations.

2.2           The principal place of business of the Partnership shall be located at 8584 Katy Freeway, Suite 200, Houston, Texas 77024. This place of business shall be the principal office in the United States as defined in the TRLPA. The registered office shall be located at 2200 Post Oak Blvd., Suite 700, Houston, Texas 77056, and the General Partner may change the such registered office and/or principal office and may establish and designate any additionally required registered offices and places of business as may be desired by the General Partner or as may be required by the laws of any state in which the Partnership may conduct its business by complying with the provisions of the TRLPA and all other applicable laws.

2.3           The names and addresses of the General Partner of the Partnership is set forth in the attached Exhibit “B”, which is incorporated by this reference herein. There are no other general partners of the Partnership and no other person or entity has any right to take part in the active management of the business affairs of the Partnership.

2.4           The names and addresses of each current Limited Partner is set forth in the attached Exhibit “B”, which is incorporated by this reference herein.

ARTICLE III

PARTNERSHIP TERM

3.1           The Partnership shall commence as of the date of the filing of the Certificate and the Partnership shall continue in existence until it is terminated, liquidated, or dissolved in accordance with this Agreement or by operation of law.

ARTICLE IV

PARTNER INTERESTS

4.1           The General Partner shall own and hold one percent (1%) of the entire interest in and to the Partnership.

4.2           The Limited Partners shall own and hold ninety-nine percent (99%) of the entire interest in and to the Partnership.

ARTICLE V

CAPITAL CONTRIBUTIONS

5.1           The General Partner has contributed the sum of $500.00 to the capital of the Partnership.

5.2           The Limited Partners have contributed the sum of $500.00 to the capital of the Partnership.

5.3           Contributions to the capital of the Partnership will not bear or accrue interest in favor of the contributing Partner.

5.4           The Limited Partners shall not be required to make any additional capital contributions.

ARTICLE VI

ALLOCATION OF NET PROFITS AND
NET LOSSES AND DISTRIBUTION OF NET PROFITS

6.1           The General Partner shall allocate net profits and net losses annually. Interest shall not be paid to Partners on contributions of capital to the Partnership. The amount of net profits and net losses of the Partnership to be allocated to and charged against each Partner for each taxable year of the Partnership shall be determined by the percentage such Partner owns in the Partnership.

6.2           The terms, “net profits” and “net losses” shall mean income or gain of any kind actually received or deemed to be received by the Partnership less deductions (exclusive of non-cash deductions, including but not limited to depreciation), expenditures, or charges actually incurred or deemed to be incurred by the Partnership, including reserves and allocations for reserves, all as determined by the General Partner in his sole discretion.

6.3           Cash, when available, may be distributed by the General Partner to all partners in the same ratio as profits and losses are shared. Cash distributions from the Partnership may be made by the General Partner to all Partners without regard to the profits or losses of the Partnership from operations; provided, that no cash distributions shall be made which will impair the ability of the Partnership to pay its just debts as they mature. The General Partner shall determine, in its sole discretion, when, if ever, cash distributions shall be made to the Partners pursuant to the provisions and the tenor of this Agreement. There shall be no obligation to return to the General Partner or the Limited Partners, or to any one of them, any part of their capital contributed to the Partnership, for so long as the Partnership continues in existence. No General or Limited Partner shall be entitled to any priority or preference over any other partner as to cash distributions.

ARTICLE VII

OWNERSHIP OF PARTNERSHIIP PROPERTY

7.1           All real or personal property shall be owned by the Partnership. A Partner shall have no interest in specific property of the Partnership. Each Partner hereby expressly waives the right to require partition of any Partnership property or any part thereof.

ARTICLE VIII

FISCAL MATTERS

8.1           The Partnership’s books and records and all required income tax returns shall be kept or made on the calendar year basis. The General Partner shall determine whether the cash or accrual method of accounting is to be used in keeping the Partnership records.

8.2           The General Partner shall keep and make available to all Partners, upon reasonable notice, during normal business hours, just and true books of account and all other Partnership records. The General Partner shall furnish all Partners with a year ending balance sheet for the Partnership and such information as is reasonably necessary for them to complete their federal and state income tax forms, including statements of the net distributable income or loss to each partner from the operation of the Partnership. All of the above duties and services shall be deemed an expense of the

Partnership.

8.3           The General Partner shall receive all monies of the Partnership and shall deposit them in one or more Partnership accounts at a bank or other financial institution of the General Partner’s choosing. All expenditures for Partnership business shall be made by checks drawn against these Partnership accounts.

ARTICLE IX

MANAGEMENT OF PARTNERSHIP

9.1           The General Partner shall have sole and exclusive control of the Partnership and its affairs. If there is more than one General Partner, management decisions must be made by a majority, in numbers, of the General Partners. Subject to the limitations in this Agreement, the General Partner shall have the authority to take any action it deems to be necessary, appropriate, or convenient in connection with the management and conduct of the business and affairs of the Partnership, including, but not limited to, the powers to:

(A)          Acquire, own, hold, dispose, convey, exchange, lease, convert, grant an option, assign, improve, build, manage, operate, and control real or personal property upon such terms and conditions as the General Partner may, from time to time, determine in its sole discretion;

(B)           Finance the Partnership’s activities by borrowing money on behalf of the Partnership from any person, firm or entity for any Partnership purpose on such terms and conditions as the General Partner deems appropriate, and to obligate the Partnership to repay the borrowed money, and to pledge, mortgage, encumber, hypothecate and grant security interests in Partnership properties to secure its payment;

(C)           Carry, at the expense of the Partnership, insurance of the kinds and in the amounts that the General Partner deems advisable or make other arrangements for payment of losses or liabilities to protect the Partnership or the Partners, agents, and employees of the Partnership, or persons serving at the request of the Partnership as representatives of another enterprise;

(D)          Employ or contract with any individual, attorney, investment adviser, accountant, broker, tax specialist, manager, salesman, or any other agent, and pay reasonable compensation for all services performed by any of them as a Partnership expense;

(E)           Employ any individual or entity on behalf of the Partnership and at the Partnership’s expense to help or assist the General Partner in performing his duties;

(F)           Employ any individual or entity on behalf of the Partnership and at the Partnership’s expense in connection with the performance of the business of the Partnership;

(G)           Delegate all or any of his duties hereunder and contract with any person or entity that the General Partner, in his sole discretion, deems necessary or desirable for the transaction of the business of the Partnership;

(H)          Compromise, participate in mediation, submit to arbitration, release with or without consideration, extend time for payment, or otherwise adjust any claims in favor of or against the Partnership;

(I)            Commence or defend any litigation with respect to the Partnership or any Partnership property, at the expense of the Partnership;

(J)            Pay or reimburse any and all actual fees, costs and expenses incurred in the formation, organization and operation of the Partnership;

(K)          Abandon any Partnership asset that the General Partner deems advisable;

(L)           Do all acts, take part in any proceedings, and exercise all rights and privileges as could an absolute owner of Partnership property; and

(M)         Take any and all other action which is permitted under the TRLPA or which is customary or reasonably related to the operation, management or conducting of the business or affairs of the Partnership, subject to the limitations expressly stated in this Agreement. The enumeration of powers in this Agreement shall not limit the general or implied powers of the General Partner or any additional powers provided by law.

9.2           A Partner may lend money to and otherwise transact business with the Partnership and has the same rights and obligations relating to those matters as a person who is not a Partner, except as otherwise provided by this Agreement and any applicable law.

9.3           As long as the Partnership is in existence, and except as otherwise provided in this Agreement or if not otherwise provided, then with the prior written consent of all Partners no Partner shall:

(A)          Do any act in violation of this Agreement;

(B)           Do any act with the intention of harming the business of the Partnership;

(C)           Do any act that would make it impossible or unnecessarily difficult to carry on the intended or ordinary business of the Partnership;

(D)          Use the name of the Partnership (or any substantially similar name) or any trademark or trade name adopted by the Partnership, except on behalf of the Partnership in the ordinary course of the Partnership’s business; and

(E)           Disclose to any non-partner any of the Partnership business practices, trade secrets, or any other information not generally known to the business community.

9.4           The General Partner shall exercise ordinary business judgment in managing the affairs of the Partnership. Always, unless actual fraud by the General Partner shall be involved, the General Partner shall not be liable or obligated to the Limited Partners for any mistake of fact or judgment made in operating the business of the Partnership which results in any loss to the Partnership or its Partners. The General Partner does not, in any way, guarantee the return of the Limited Partner’s capital or a profit from the operation of the Partnership. Neither shall the General Partner be responsible to any Limited Partner because of a loss of investment or a loss from operations, unless it shall have been occasioned by the actual fraud of the General Partner. The General Partner, its principals, directors, officers, employees and agents are not obligated to devote any time or attention to the affairs of the Partnership, it being understood that the General Partner, its principals, directors, officers, employees and agents may engage in direct competition with the Partnership and may perform the identical functions and duties in competition to the Partnership for another or itself.

9.5           The General Partner shall be entitled to reimbursement for any expenses it advances for Partnership business. In addition, the General Partner or its designee (which shall be in the General Partner’s sole discretion) shall receive up to five percent (5%) of the gross selling price of each residential structure sold and closed as compensation for managing the affairs of the Partnership which shall be charged to the Partnership as a Partnership expense.

9.6           Any action required or permitted to be taken at a meeting of the Partners may be taken without a meeting if a written consent setting forth the action to be taken is signed by all Partners entitled to vote. This consent shall have the same force as a unanimous vote of the Partners. The original signed consents shall be placed in the Partnership minute book and kept with the Partnership records.

9.7           General Partners.

(A)          A General Partner ceases to be a General Partner, and is deemed to have withdrawn from the Partnership, on the occurrence of any of the following events (“Event of Withdrawal”) relating to the General Partner occurring subsequent to the date of this Agreement:

(1)           The General Partner’s giving sixty (60) days written notice of withdrawal to each Partner;

(2)           The General Partner’s assignment of all rights as a General Partner;

(3)           Removal of the General Partner as provided in this Agreement;

(4)           The General Partner’s making a general assignment for the benefit of creditors;

(5)           The General Partner’s filing of a voluntary bankruptcy petition;

(6)           The General Partner’s becoming the subject of an order for relief or being declared insolvent in any federal or state bankruptcy or insolvency proceeding;

(7)           The General Partner’s filing of a petition or answer seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law;

(8)           The General Partner’s seeking, consenting to, or acquiescing in the appointment of a trustee, receiver, or liquidator of his or of all or any substantial part of his assets;

(9)           Expiration of one hundred twenty (120) days after the commencement of a proceeding against the General Partner seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any law if the proceeding has not been previously dismissed;

(10)         Expiration of ninety (90) days after the date of the appointment, without the General Partner’s consent or acquiescence, of a trustee, receiver, or liquidator of his or of all or any substantial part of his properties if the appointment has not previously been vacated or stayed;

(11)         If the General Partner is a natural person, the death of the General Partner or the adjudication by a court of competent jurisdiction that the General Partner is mentally incompetent to manage his or her person or property;

(12)         If the General Partner is a corporation, on the filing of a certificate of dissolution or its equivalent for the corporation, or the revocation of the corporation’s charter and the expiration of ninety (90) days after the date of notice to the corporation of revocation without a reinstatement of its charter; and

(13)         Conviction or plea of nolo contendere or its equivalent on any felony or any crime related to the Partnership.

(B)           A General Partner shall notify the other Partners within thirty (30) days after the occurrence of an event of withdrawal involving the passage of a period of time specified in Article 9.7(A).

(C)           Regardless of the provisions in Article 9.7(A), a General Partner may, at the General Partner’s option, continue to be a General Partner if all Partners consent in writing.

(D)          When a General Partner withdraws, any remaining General Partner(s) shall decide how to treat any limited partnership interest held by the withdrawing General Partner. If there are no remaining General Partners after a General Partner withdraws, the disposition of the General Partner’s interest is determined by a vote of a majority in interest of the Limited Partners, excluding any interest of the withdrawing General Partner. The withdrawing General Partner’s interest may be converted into a limited partner’s interest, or the Partnership may pay the General Partner the value of that General Partner’s interest less damages caused by such General Partner’s breach of this Agreement, if any. If the withdrawing General Partner’s interest is converted to that of a Limited Partner, the interest of all Partners may be reduced pro rata to provide compensation or an interest, or both, to a replacement General Partner.

9.8           Any General Partner may be removed by the affirmative vote of ninety-nine percent (99%) in interest, not in number, of the Limited Partners. The written notice of the General Partner’s removal shall be served upon him by certified mail. Said notice shall set forth the day on which said removal is to be effective, which date shall not be less than thirty (30) days after service of said notice on the General Partner. Upon the removal of the General Partner, the Limited Partners shall elect a new General Partner on the vote of ninety-nine percent (99%) in interest, not in number, of the Limited Partners, at a special meeting called for that purpose. The removal of a General Partner shall cause its interest to be converted to a Limited Partnership interest subject to the provisions of this Agreement.

9.9           The Limited Partners shall not have the obligation or the right to participate in the control of the Partnership business. A Limited Partner shall not do any act, deed, or thing that will cause the Limited Partner to be classified as a general partner of the Partnership. However, a Limited Partner may:

(A)          Act as a contractor for or an agent or employee of the Partnership or of a General Partner, or an officer, director, or stockholder of a corporate General Partner;

(B)           Consult with or advise a General Partner on any matter, including the business of the Partnership;

(C)           Act as a surety, guarantor, or endorser for the Partnership, to guarantee or assume one or more specific obligations of the Partnership, or to provide collateral for borrowings of the Partnership;

(D)          Call, request, attend, or participate in a meeting of the Partners or the Limited Partners;

(E)           Wind up the Partnership as provided by this Agreement or by law;

(F)           Take any action required or permitted by law to bring or pursue a derivative action on behalf of the Partnership;

(G)           Serve on a committee of the Partnership or the Limited Partners; and

(H)          Propose, approve, or disapprove, by vote or otherwise, the following types of Partnership decisions:

(1)           The dissolution and winding up of the Partnership;

(2)           The sale, exchange, lease, mortgage, assignment, pledge, or other transfer of, or granting of a security interest in, an asset or assets of the Partnership;

(3)           The incurring, renewal, refinancing, or payment or other discharge of indebtedness by the Partnership;

(4)           A change in the nature of the business of the Partnership;

(5)           The admission, removal, or retention of a General Partner or a Limited Partner;

(6)           A transaction or other matter involving an actual or potential conflict of interest;

(7)           An amendment to this Agreement or the Certificate of Limited Partnership;

(8)           Indemnification of a General Partner; and

(9)           Exercising a right or power granted or permitted to limited partners by law.

ARTICLE X

LIABILITIES AND INDEMNIFICATION

10.1         The General Partner shall be jointly and severally liable for the debts and obligations of the Partnership. Limited Partners shall not be liable for the debts and obligations of the Partnership or for any Partnership losses beyond the amount of the Limited Partner’s total capital contributions required under Article V of this Agreement.

10.2         Indemnification.

(A)          The Partnership shall indemnify a Partner, employee, or agent of the Partnership who was, is, or is threatened to be made a named defendant or respondent in a civil proceeding arising out of or related to the affairs of the Partnership. The Partnership shall not indemnify a person who is found liable to the Partnership or Partners or if the person is found liable on the basis of his actual fraud.

(B)           The Partnership shall pay or reimburse expenses incurred by a Partner, employee, or agent of the Partnership in connection with the person’s appearance as a witness or other participation in a proceeding involving or affecting the Partnership when the person is not a named defendant or respondent in the proceeding.

(C)           Before the final disposition of a proceeding, the Partnership may pay indemnification expenses permitted under this Agreement and authorized by the Partnership. However, the Partnership shall not pay indemnification expenses to a person before the final disposition of a proceeding if the person is a named defendant or respondent in a proceeding brought by the Partnership or the person is alleged to have committed actual fraud.

(D)          If the Partnership may indemnify a person under this Agreement, the person may be indemnified against judgments, penalties, including excise and similar taxes, fines, settlements, and reasonable expenses (including attorneys’ fees) actually incurred in connection with the proceeding.

ARTICLE XI

TRANSFER OF PARTNERSHIP INTEREST

11.1         Except as hereinafter set forth, no Limited Partner shall sell, assign, transfer, encumber, or otherwise dispose of any interest in the Partnership without the written consent of the General Partner.

11.2         Qualified Sale of Limited Partner Interest.

(A)          In the event a Limited Partner receives a bona fide offer for the purchase of all or a part of his interest in the Partnership, said Limited Partner shall either refuse such offer or give the General Partner written notice setting out full details of such offer, which notice, among other things shall specify the name of the offer or, the percentage of interest in the Partnership covered by the offer, terms of payment, whether for cash or credit, and, if on credit, the time and interest rate, as well as any and all other consideration being received or paid in connection with such proposed transaction, as well as any and all other terms, conditions, and details of such offer.

(B)           Upon receipt of the notice with respect to such offer, the General Partner shall have the exclusive right and option, exercisable at any time during a period of ninety (90) days from the date of said notice, to purchase the interest in the Partnership covered by the offer in question at the same price and on the same terms and conditions of the offer as set out in such notice. If the General Partner decides to exercise the option, it shall give written notification of this effect to the Limited Partner desiring to sell, and said sale and purchase shall be closed within thirty (30) days thereafter. If the General Partner does not elect to exercise its option, the selling Limited Partner shall be so notified in writing and shall be free to sell the interest in the Partnership covered by the offer. Such sale, if permitted, shall be made strictly upon the terms and conditions and to the person described in the required notice. Neither the General Partner nor the Partnership shall be required to determine the tax consequences to a Partner or an assignee of a partnership interest arising from the assignment of a partnership interest. The Partnership shall continue with the same basis and capital amount for the assignee as was attributable to the assignor.

(C)           Except in strict accordance with the provisions of this Article 11.1, no partnership interest can be voluntarily assigned or transferred except by operation of law, where same is not the result of the action or omission of the Partner, and any attempted or purported assignment will not be recognized by the Partnership and will be deemed invalid and void.

11.2         Death of a Limited Partner.

(A)          On the death of a Limited Partner, the Partnership shall purchase the Partner’s interest in the Partnership from the estate of the deceased Partner. The estate of the deceased Partner shall have the obligation to sell the Partnership interest at the price and on the terms provided in this Article 12.3.

(B)           The purchase price for the deceased Partner’s interest in the Partnership shall be the Partner’s proportionate interest of the book value of the Partnership assets, not including any intangibles such as goodwill, less the amount of any obligations or liabilities of the Partner to the Partnership outstanding on the date of the Partner’s death. The calculations in setting the purchase price shall be based on the values as of the date of the Partner’s death.

(C)           Within ninety (90) days after the request of the legal representative of the deceased Partner for the purchase by the Partnership of such deceased Partner’s interest, the Partnership shall give the deceased Partner’s legal representative a negotiable promissory note in the principal amount of the purchase price. The note shall provide for five (5) equal annual installments. The first installment shall be due one hundred eighty (180) days from the date of the promissory note. Subsequent installments shall be due each year on the same date. The note shall bear simple interest at the rate of six percent (6%) per year from the date of the Partner’s death. The note shall contain acceleration and other customary clauses. The Partnership shall have the right to prepay any installments of the note at any time without premium or penalty.

(D)          When the Partnership delivers the note to the Partner’s legal representative, the legal representative shall execute and deliver any deeds, conveyances, and other instruments that may be reasonably necessary to evidence or transfer the deceased Partner’s interest to the Partnership. After the exchange of the note and the instrument transferring the deceased Partner’s interest, the estate of the deceased partner shall have no further interest in the Partnership and the estate shall have no further liability to the Partnership.

(E)           The General Partner shall have the option to purchase a deceased Partner’s interest instead of the Partnership. If the General Partner wishes to exercise this option, it shall give written notice to the Partners within forty-five (45) days after the death of the Partner. The terms of a purchase by a Partner shall be as provided in this Paragraph except that the Partner shall have the continuing rights and obligations related to the deceased Partner’s interest retroactive to the date of the deceased Partner’s death.

11.3         A Limited Partner may not withdraw from the Partnership prior to the dissolution and winding up of the Partnership.

ARTICLE XII

REPRESENTATIONS

12.1         Each of the Limited Partners by executing and delivering this Agreement or by accepting admission into the Partnership as a Limited Partner represent and warrant to the General Partner, and to each of the Limited Partners, as follows:

(A)          He is a sophisticated investor and is experienced in business affairs;

(B)           He and his advisors are experienced in investments, and understand the profit potential and risks inherent in this investment;

(C)           He has read this Agreement with care and recognizes that the Partnership has only recently been organized and has a limited history of operations or earnings and is a speculative venture, he and/or his advisors have received all information requested by them in connection with the Partnership and the operation of its business, and he and/or his advisors have asked any questions of the General Partner which he or they desire to ask and have received answers from the General Partner with respect to all such questions;

(D)          He understands that the Internal Revenue Service may disallow some or all of the deductions to be claimed by the Partnership and/or may attempt to treat the Partnership as an association taxable as a corporation, that the Partnership has a limited financial or operating history, that the interests are speculative investments which involve a high degree of risk of loss, and that no governmental agency has made any finding or determination as to the fairness of the investment, or any recommendation or the endorsement of the investment:

(E)           He is aware that the General Partner, and in the case of a corporate General Partner, its principals, directors, officers, employees and agents, currently engage in and intend in the future to be engaged in businesses which are competitive with that of the Partnership, and he agrees and consents to such activities, even though there are or may be conflicts of interest inherent therein;

(F)           He is able financially to comply with the obligations hereunder, has adequate means of providing for his current needs and possible personal contingencies, and he has no need now, and anticipates no need in the foreseeable future, to sell his Limited Partner’s interest in the Partnership for which he has subscribed and/or purchased, and anticipates that he will have in the future, annual “taxable income”, as defined in the Internal Revenue Code of 1986, as amended, some portion of which is subject to federal income tax at the highest rate applicable to individuals; and

(G)           He understands that all documents, records, and books pertaining to this investment have been made available to his attorney and/or his accountant and himself. He acknowledges that, except for the information given to him by the General Partner, no representations have been made to him with respect to the Partnership or its operations, the possible benefits available to investors, or any other matter or thing.

12.2         Each Limited Partner shall and does hereby agree to indemnify and save harmless the Partnership, the General Partner, each other Limited Partner, and their respective officers, directors, controlling persons, attorneys, agents, employees and contractors from and against any and all loss, claim, damage, liability or expense, and any action in respect thereof, joint or several, to which any such person may become subject, together with all reasonable costs and expenses (including attorneys’ fees), resulting from:

(A)          A breach of any of the warranties and representations contained in Article 12.1 of this Agreement; and/or

(B)           The untruth of the warranties and representations contained in Article 12.1 of this Agreement.

ARTICLE XIII

DISSOLUTION AND WINDING-UP OF PARTNERSHIP

13.1         The Partnership shall be dissolved upon the first of any of the following events to occur:

(A)          The resignation, withdrawal, removal, retirement, death, or insanity of a General Partner or the legal termination of a General Partner which is not a natural person; the assignment for the benefit of creditors, bankruptcy, or legal incapacity of any General Partner; or the voluntary institution or filing of any proceeding or petition in bankruptcy by any General Partner; provided, however, that the business of the Partnership may be continued pursuant to Article 13.2;

(B)           The vote to dissolve the partnership by Limited Partners owning at least seventy-five percent (75%) in interest of the Partnership and delivery of written notice signed by such Limited Partners to the General Partner within any ninety (90) day period;

(C)           The expiration of the term of the Partnership;

(D)          The sale, transfer, or other disposition of all of the assets of the Partnership; or

(E)           Any other event which must, by law, cause a dissolution of a limited partnership.

13.2         Upon a dissolution of the Partnership pursuant to Article 13.1, one or more of the Partners shall, promptly after such dissolution, give notification thereof to the other Partners and shall call for a vote of the Partners whether to continue the business of the Partnership or to wind up the Partnership pursuant to Article 13.3 of this Agreement.

(A)          If a remaining General Partner plus Limited Partners owning fifty-one percent (51%) of the Limited Partners’ interest in the Partnership affirmatively elect to continue the business of the Partnership, then the business of the Partnership shall be continued pursuant to the powers contained herein.

(B)           If there is no General Partner remaining upon dissolution, then, upon the affirmative unanimous vote of all duly admitted Limited Partners, the Partnership shall be reconstituted as a new Partnership on the same terms and conditions hereof, and the business of the Partnership shall be continued, and a substitute General Partner shall be elected. Such election shall be accomplished in the following manner: Any one or more of the Limited Partners shall promptly nominate a person or entity for election as a substitute General Partner. Such nominee shall become a General Partner upon his or its acceptance and upon the written consent or affirmative vote of Limited Partners owning one hundred percent (100%) of the Units then outstanding. In the event that such nominee is not elected, any one or more of the Limited Partners shall, as soon as practicable thereafter, nominate another person or entity for election as substitute General Partner and shall continue to do so until a substitute General Partner is elected. If no General Partner can be elected within one hundred eighty (180) days, the Partnership shall be wound up pursuant to Article 13.3 of this Agreement.

13.3         Upon the election of the Limited Partners to wind up the Partnership pursuant to Article 13.1 (B), or upon the failure within one hundred eighty (180) days following a dissolution pursuant to Article 13.1 of the Limited Partners to elect to continue the business of the Partnership pursuant to

Article 13.2. the General Partner or its trustee, receiver, or successor (hereinafter called the “Liquidator”) (or if there is not a General Partner, a representative of the Limited Partners elected by a majority in the interest of the Limited Partners) shall:

(A)          Cause the cancellation of the Certificate of Limited Partnership;

(B)           Take full account of the Partnership’s assets and liabilities;

(C)           Cause the assets to be liquidated as promptly as is consistent with obtaining the fair value thereof; and

(D)          Apply and distribute the proceeds therefrom, to the extent sufficient to pay the Partnership’s obligations with respect thereto, in the following order:

(1)           First to the payment and discharge of all of the Partnership’s debts and liabilities to persons or entities other than Partners (but not including former Partners who withdrew, were removed and/or died prior to the occurrence of the event specified in Article 13.1 of this Agreement) and the expenses of liquidation;

(2)           Second to the payment and discharge of any loans and advances made by former Partners who withdrew, were removed and/or died prior to the occurrence of the event specified in Article 13.1 of this Agreement to the Partnership;

(3)           Third to the payment and discharge of any loans and advances made by Partners to the Partnership;

(4)           Fourth to the payment of the Partner’s income accounts (exclusive of any income attributable to the sale of the Property), in the following order:

(a)           To the Limited Partners pursuant Article 6.1(A); and

(b)           To the Partners pursuant to Article 6.1(B); and

(5)           Fifth to the payment of the capital accounts of the Partners, in the following order:

(a)           To the Limited Partners to the extent of the balances in their respective capital accounts; and

(b)           The balance, if any, to be divided amongst the Partners based upon each Partner’s proportionate share of interest in the Partnership.

13.4         Notwithstanding the provisions of Article 13.3, if, on winding-up of the Partnership, the

Liquidator shall determine that an immediate sale of part or all of the Partnership’s assets would cause undue loss to the Partners, the Liquidator may, in order to avoid such losses, either:

(A)          Defer the liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy debts and liabilities of the Partnership (other than those to Partners); or,

(B)           Distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions, undivided interests in any Partnership assets, and liquidate only such assets as are necessary in order to pay the debts and liabilities of the Partnership (other than those to Partners).

ARTICLE XIV

MISCELLANEOUS

14.1         This Agreement shall not be amended or modified except in a written instrument executed by the General Partner and Limited Partners owning seventy-five percent (75%) of the interest in the Partnership. However, no amendment or modification of this Agreement may substantially change the purposes of the Partnership or the interest of any Partner in the capital, distributions, profits, or losses of the Partnership without the written consent of such Partner.

14.2         Except as may be otherwise specifically provided in this Agreement, all notices required or permitted in this Agreement shall be in writing and shall be effective three (3) calendar days after deposit in the United States mail, postage prepaid, registered or certified mail, return receipt requested, properly addressed to the intended recipient at the address shown in the Partnership records. Notice given in any other manner shall be effective only if and when received by the addressee. A Partner may change his or her address by giving notice to the General Partner as provided in this Paragraph.

14.3         This Agreement shall be construed in accordance with the laws of the State of Texas.

14.4         The Partners shall execute any other instruments that are or may become necessary, appropriate, or convenient to carry out the business of the Partnership. A Partner may execute any instrument related to the Partnership by means of a power of attorney if an original executed copy of the power of attorney is provided to the General Partner to be kept with the Partnership records.

14.5         Any headings used in this Agreement are used for convenience and shall not be considered in construing the terms of this Agreement.

14.6         This Agreement shall be binding upon and inure to the benefit of the parties who execute this Agreement and their respective heirs, executors, administrators, legal representatives, successors, and assigns except as otherwise provided in this Agreement. The death, disability, or other change in circumstances relating to a Partner shall not affect the rights and obligations of the Partner or the Partner’s legal representative or successor.

14.7         This Agreement contains the entire agreement between the Partners and supersedes any prior understandings or written or oral agreements between the parties relating to the subject matter of this Agreement, except as may be otherwise provided in this Agreement. The Partners acknowledge that they are entering into this Agreement after having conducted an independent investigation of the Partnership and the Partnership business and that they are not relying upon any representation by any Partner or the Partnership.

14.8         If any of the provisions in this Agreement is held to be invalid, illegal, or unenforceable in any respect for any reason, such invalidity, illegality, or unenforceability shall not affect any other provision and this Agreement shall be construed as if the invalid, illegal, or unenforceable provision had not been included in the Agreement.

14.9         If there is any action, suit, arbitration, or other proceeding between Partners relating to the Partnership, or between the Partnership and one or more Partners relating to the Partnership business, the prevailing party shall be entitled to recover reasonable attorneys’ fees in addition to any other relief ordered.

14.10       This Partnership Agreement may be executed in any number of counterparts and each counterpart shall be deemed to be an original for all purposes.

14.11       Wherever the context requires, all words in this Agreement in the male gender shall be deemed to include the female or neuter gender, all singular words shall include the plural, and all plural words shall include the singular.

DATED this      day of November, 1999.

GENERAL PARTNER:

KIMBALL HILL, INC.

By:	/s/ David K. Hill
David K. Hill
As its Chairman & CEO

LIMITED PARTNERS:
Kimball Hill Texas Investment Company, L.L.C.

By:	/s/ Hal H. Barber
Hal H. Barber
Senior Vice President

AMENDMENT TO LIMITED PARTNERSHIP AGREEMENT
OF
RIVER OAKS HOMES, L.L.P.

This Amendment to Limited Partnership Agreement of River Oaks Homes, L.L.P., a Texas limited partnership (“Partnership”), is made as of July 3, 2000.

WHEREAS, clerical errors have occurred regarding the Limited Partnership Agreement dated November 11, 1999 and the Amended Certificate of Limited Partnership that was filed with the Secretary of State of Texas on March 10, 2000, as those documents erroneously show Kimball Hill, Inc., an Illinois corporation, as General Partner of the Partnership; and

WHEREAS, it has been the intention and understanding of the parties to this Amendment that Kimball Hill Homes Texas, Inc., a Texas corporation, at all times has been the general partner of the Partnership; and

WHEREAS, the parties wish to correct the clerical error in the Limited Partnership Agreement by correctly identifying Kimball Hill Homes Texas, Inc., a Texas corporation, as the General Partner of the Partnership and to correct the erroneous filing with the Secretary of State of Texas.

NOW THEREFORE, the parties agree as follows:

1.             The Limited Partnership Agreement of River Oaks Homes, L.L.P. is hereby amended to provide, effective as of and from the date of the Limited Partnership Agreement, the General Partner of the Partnership is Kimball Hill Homes Texas, Inc. Except as herein amended, all other provisions of the Limited Partnership Agreement remain the same and in full force and effect.

2.             Kimball Hill Homes Texas, Inc. acknowledges and agrees that it is, and has been as of and from the date of the Limited Partnership Agreement, the General Partner of the Partnership.

3.             Kimball Hill Texas Investment Company, LLC, an Illinois limited liability company, acknowledges and agrees that Kimball Hill Homes Texas, Inc. is, and has been as of and from the date of the Limited Partnership Agreement, the General Partner of the Partnership.

4.             Kimball Hill Homes Texas, Inc. shall file with the Secretary of State of Texas a Second Amended Certificate of Limited Partnership to correct the records of the Secretary of State of Texas to show Kimball Hill Homes Texas, Inc. as the General Partner of the Partnership.

IN WITNESS WHEREOF, the parties have executed this Amendment to Limited Partnership Agreement of River Oaks Homes L.L.P as of the date first above written.

KIMBALL HILL TEXAS INVESTMENT COMPANY, LLC, an Illinois limited liability company,		KIMBALL HILL, INC., an Illinois corporation

By:	/s/ David K. Hill	By:	/s/ Hal H. Barber
	David K. Hill		Hal H. Barber
	Manager		Senior Vice President

KIMBALL HILL HOMES TEXAS, INC., a Texas corporation

By:	/s/ David K. Hill
David K. Hill
Chairman & CEO

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